Exhibit 10.2

COMPENSATION POLICY FOR EXECUTIVES AND DIRECTORS

(As amended, July 9, 2020)

Executives and Directors

Compensation Policy of Medigus Ltd.

(the “Company”)

1.	Objectives of the Company’s Compensation Policy

The purpose of the Company’s compensation policy is to establish sustainable guidelines for the Company’s applicable organs in determining the Company’s compensation to its Office Holders (as such term is defined below) in light of the following objectives of such compensation:

A.	To establish a correlation between the interests of the Company’s Office Holders and those of the Company and its shareholders.

B.	To recruit and maintain qualified Office Holders, who may contribute to the Company’s financial and commercial success, given the unique challenges it faces and its business environment.

C.	To provide incentives for the Company’s Office Holders, in order to ensure high-level operations without encouraging the taking of unreasonable risks.

D.	To establish an appropriate balance between fixed compensation, compensation which incentivizes short-term results and compensation which reflects the Company’s long-term operation.

2.	Compensation Policy; Background

Objectives

Through this document, the Company will determine and publish its policy with regards to the compensation of its Office Holders, including all components of compensation, while establishing principles, considerations, parameters and rules for the determination of Office Holders’ terms of tenure by the Company’s organs during the application period of this compensation policy. The policy is presented to the Company’s general meeting of the shareholders (the “General Meeting”) and subject to their approval, thereby providing an opportunity for shareholders to influence the method used to determine the compensation of Office Holders, and to express their opinion on the matter. The publication of the compensation policy increases and improves the effectiveness of the Company’s disclosure to its investors and to the capital market. In addition to the foregoing, the compensation policy is intended to comply with the obligation set forth in the Israeli Companies Law, 5759-1999 (hereinafter: the “Companies Law”).

Application of the Compensation Policy

In accordance with the provisions of the Companies Law, the compensation policy will apply with respect to the terms and conditions of the tenure and employment of the Office Holders in the Company. The definition of Office Holders in the Companies Law includes “a general manager, chief business manager, deputy general manager, vice general manager, any person filling any of these positions in a company even if he holds a different title, as well as a director, or a manager directly subordinate to the general manager.” For the purpose of this policy, each Office Holder other than a director shall be referred to as an “Executive”.

The compensation policy is not intended to establish personal terms and conditions for specific Office Holders, but rather to set forth objective principles and parameters which will apply to all Company’s Office Holders. This policy sets forth maximum amounts only, and nothing in this policy shall obligate the Company to grant any particular type or amount of compensation to any Office Holder, unless expressly stated otherwise, nor shall it derogate from approval procedures mandated by law.

In accordance with the provisions of the Companies Law, the compensation policy is subject to approval every three years. Therefore, the current compensation policy shall be valid for a period of three years from the date of its approval by the General Meeting or as otherwise required by the Companies Law. The Company may, pursuant to the Companies Law, amend or renew the compensation policy within that period of implementation, subject to an approval at the General Meeting or as otherwise required by the Companies Law.

It should be noted that, by law, contractual agreements with Office Holders regarding the terms and conditions of their tenure and employment which were approved prior to the approval of this compensation policy shall continue to apply, and do not require additional approval in accordance with the provisions of this policy.

Establishment and Approval of the Compensation Policy

In accordance with the Companies Law, the responsibility for approving the compensation policy applies with the board of directors, after the foregoing has considered the recommendation issued by the Company’s compensation committee. The compensation policy is subject to the approval of the General Meeting (including by a majority of those participants who are not controlling shareholders or interested parties, as provided in the Companies Law). In accordance with the provisions of the Companies Law, in the event that the General Meeting does not approve the policy, the board of directors will be entitled to approve the policy based on grounds provided by the board of directors and the compensation committee, according to which the foregoing action is taken in the Company’s best interest.

Maintenance of the Compensation Policy

The holder of the most senior position in the Company in the field of human resources (as of the adoption of this policy - the Chief Financial Officer) under the supervision of the Company’s compensation committee, is responsible for monitoring any changes in the Company, in its business environment, in the capital market, in the labor markets, and in other relevant factors, which may impact the Company’s considerations regarding the determination of compensation for Office Holders. When applicable, the compensation committee shall convene to discuss the foregoing, and where necessary, present its recommendations for necessary updates to the policy to the Company’s board of directors.

3.	Characteristics of the Company and of Its Office Holders

Business Environment and Its Effect on Office Holders’ Compensation

As a public company engaged in the research, development and marketing of medical devices, the Company has two objectives: providing its clients efficient and safe systems, and maximizing its revenues for the benefit of its shareholders. Further information regarding the Company’s business activity may be found in the Company’s filings with the Securities and Exchange Commission (“SEC”).

For fulfilling the Company’s objectives, the Company has established, and may be required to establish further operation centers outside of Israel and has appointed, and may be required to appoint Office Holders to serve in such centers. In light of the disparities between acceptable compensation levels and competitive market in Israel and other countries, the quantitative parameters for the determination of executive compensation are separately addressed regarding Israel and other countries.

In light of this, the Company’s commercial success depends, to a large extent, both on its ability to recruit skilled Office Holders and employees with unique background and experience in the field of medical devices, and on its ability to provide its Office Holders and employees with incentives designated for the investment of outstanding personal efforts on their behalf and for achievement of goals established by the Company’s board of directors. The need to achieve defined regulation and commercialization milestones emphasizes the necessity in conditioning parts of certain Office Holders’ compensation upon personal achievements.

Description of Office Holders’ Positions

A description of the positions and responsibilities of the Company’s Office Holders to whom this policy may apply may be found in the Company’s annual reports filed with the SEC.

4.	Compensation Components and the Balance between them

General

An adequate balance between the components of compensation exists when a linkage is maintained between compensation and the creation of value for the Company’s shareholders, while maintaining the Company’s ability to recruit and maintain talented Office Holders and incentivizing them to pursue the Company’s objectives. In particular, an appropriate balance between the fixed component and the variable components avoids excessively emphasizing one component, since excessively emphasizing the fixed component may result lack of initiative, whereas excessively emphasizing the variable component may encourage the taking of uncontrolled, unreasonable risks by Office Holders in a manner which is not for the Company’s benefit or which does not conform with the Company’s objectives.

Compensation Components

Fixed Compensation

Fix compensation is based on a base salary and benefits. The base salary is a fixed amount paid to an Executive on a monthly basis, regardless of the Executive’s performance. This component constitutes the basis for payment of the additional benefits (as further elaborated below). Payment of the base salary enables the implementation of flexible and effective incentive plans, while minimizing risk-taking caused by over-compensation on variable components’ basis. Both the base salary and the additional benefits must also take into account the prevailing conditions in the Company’s market (“benchmarking”); however, the Company does not believe this consideration to be dominant, inter alia in the interest of avoiding a “salary race” between companies in its market. It should be noted that additional benefits are unique and depend upon the prevailing customs in different countries, and that when the Company engages employment agreements with Executives for positions outside of Israel, such Executives may be entitled to receive additional benefits according to the prevailing customs in the countries in which they serve, in order to ensure the competitiveness of the employment terms and conditions offered by the Company relative to its competitors in the relevant country.

Variable Compensation

Cash variable compensation is one of the components used for achieving the objectives of this compensation policy herein, and particularly for creating a correlation between the interests of the Company’s Executives and those of the Company and its shareholders. In order to promote the objectives of this policy herein, the conditions for the payment of bonuses shall reflect the Company’s short-term and long-term objectives, insofar as possible, and shall constitute a proportionate part of the total compensation in a manner that constitutes a dominant component in the entire compensation package, and primarily with respect to the fixed salary component, while not constitute an excessively large portion of such compensation package, in order not to create incentives for taking uncontrolled or unreasonable personal and organizational risks. In order to create incentives for Executives to achieve their goals, the variable compensation shall be determined in a manner that links the payment of compensation to short-term and long-term performance objectives. Although it is common practice to pay bonuses upon achievement of financial goals, the Company’s objectives for the payment of bonuses may be dependent upon other measurable achievements, such as achieving regulatory milestones, receiving various authorizations, executing agreements, etc. as well as non-measurable “qualitative” achievements. Dependency of bonuses upon achievement of non-financial achievement is relevant to a large extent given the Company’s transitional stage between being a research and development company and a commercial one.

Equity-Based Compensation

Equity-based compensation is used to link between the Company’s value for its shareholders (which is reflected by the increase of the Company’s price per share) and the compensation of its Office Holders. This component is implemented by one of, or a mix of, equity compensation such as options, restricted stock units (RSUs), restricted shares and other equity-based compensation. Equity-based compensation constitutes an incentive over time, as well as an incentive to be employed by the Company over long periods of time, by setting vesting dates for the granted equity awards, by their expiration pursuant to the termination of the relevant office holder’s tenure, or by conditioning the grant or vesting of equity awards (or portions thereof) on the achievement of objectives. Furthermore, accelerated vesting mechanisms may create incentives for Office Holders to remain employed by the Company and to achieve its objectives even if an extraordinary event, such as the merger or sale of the Company, change of control, or termination of employment in certain circumstances, is expected. Equity-based compensation is an important component in this compensation policy herein, since it is common practice in comparative companies and is important to the Company’s ability to recruit and retain Office Holders, it is an efficient substitute for cash compensation, and is especially appropriate since some of the operations which are crucial for the Company’s success are long-term ones, and some of the Company’s Office Holders’ efforts may only bear fruit over long periods of time.

Termination-Based Compensation

Compensation paid upon the termination of tenure is used both as an incentive to recruit talented Executives by reducing their exposure upon terminations of their service due to various circumstances, as well as an incentive for Executives to serve in the Company for long periods of time, should the compensation be dependent upon seniority.

5.	Considerations and Parameters for the Determination of Compensation

General Considerations for the Determination of Executive’s Compensation

When determining the compensation of an Executive, the Company’s board of directors, compensation committee and management shall comply with the guidelines stipulated by this policy herein, including regarding the cap on the compensation components and the quantitative parameters which have been determined in this section below, and will also consider the following factors (in addition to any other relevant factor):

(i) The Executive’s personal data, including his education, skills, expertise, and professional experience and achievements, whether in the Company or in other companies, as well as his uniqueness in the market; for this purpose, it should be noted that the medical devices market requires employment of Executives who hold unique experience and expertise, including experience working with regulatory entities such as the FDA, experience in conducting clinical experiments, experience in marketing medical devices to customers such as hospitals, and managing engagements for the purpose of medical reimbursement outside of Israel;

(ii) The Executive’s position, characteristics, responsibilities, efforts required for success in the position, the extent to which such Executive is essential for the Company’s success, the possibility to recruit a replacer for his position, the potential damage to the Company in the event the Executive is dismissed or resigns, his seniority and previous compensation arrangements with the Company;

(iii) The Executive’s residential address and address of service – if the Executive resides in a country in which the prevailing compensation in the relevant market for his position is higher than its equivalent in Israel or in which the living conditions are more difficult or easy than the ones in Israel, the compensation, including any benefits, shall be adjusted to take into account all such differences;

(iv) Prevailing salary levels for similar positions in the market – in order to ensure the Company is competitive and recruits appropriate and high-quality personnel, it must offer a salary at a level which corresponds with the prevailing salary in its market. The foregoing is particularly relevant to the medical devices market, which requires unique experience and skills, available by a limited number of office holders. The Company’s market includes medical device companies, and particularly such companies which received material regulatory approvals and are focusing their efforts in commercializing their respective products worldwide; public companies whose market value, the nature of their operations or their revenue, is similar to those of the Company; and companies which primarily operate in the United States and in Europe, and which employ Executives serving and operating in these areas; and

(v) The ratio between Executive’s compensation cost and the Salary Cost of other Company’s employees (including the Company’s Contract Employees1), and particularly the ratio between the compensation cost of the foregoing Executives and the average and the median Salary Costs of employees and the effect such ratios have on the working relations in the Company; the Company acknowledges it has to pay different levels of compensation to its various employees and Executives, inter alia for the purpose of recruiting talented and experienced Executives and employees who constitute key personnel for the achievement of the Company’s objectives. It should be noted that where Executives reside and serve in such countries in which higher compensation than the one available in Israel is paid in accordance with customary market terms, the Company shall consider such higher compensation levels in its evaluation of the above ratios.

Establishment of Fix Compensation

The base salary shall be negotiated by the Company and the relevant Executive prior to his or her appointment for office, and upon the Company’s periodic evaluation of his or her base salary during his or her tenure. The base salary shall be based upon the parameters specified above, provided that the base salary shall not deviate from the pre-determined cap for such Executive, as further elaborated below.

In addition to the base salary, the Company may include the following benefits, provided that such benefits, including the following will be in accordance with applicable law and common practice in the market from time to time: (i) vacations days (or redemptions thereof); (ii) allocations to pension and/or insurance funds, including loss of working capacity insurance; (iii) education funds (Keren Hishtalmut); (iv) directors’ and officers’ insurance; (v) reimbursement for employment of service related expenses; (vi) company vehicle (type of vehicle will be determined according to the Executive’s position), including reimbursement of all related expenses, and tax payments incurred in connection with the vehicle as shall be in effect from time to time (or, alternatively, reimbursement of expenses in private vehicle, which shall not exceed the cost of company vehicle and all related costs; (vii) internet, laptop computer, cellular telephone for personal use, home phone expenses and daily newspaper; (viii) accommodation during employment or service related travels; (ix) mandatory allocations such as recuperation pay (Dmei Havra’a); and (x) office holders’ indemnification and exemption of liability in accordance with the Companies Law, the Company’s Articles of Association and the Company’s policy from time to time.

Executives who serve outside of Israel (including such Executives who serve in the Company’s U.S. subsidiary or in such other subsidiaries which may exist from time to time) may be entitled to benefits in accordance with applicable custom and practice in their country of service and for Executives of similar rank; Accordingly, Executives serving in the United States will be entitled to medical and dental insurance coverage for the Executive and his immediate family, which shall be paid by the Company, as well as employer’s allocations for 401(k) funds, as well as similar or parallel benefits as customary in other global locations.

Establishment of Performance-Related Cash Variable Compensation

The Company shall establish parameters and conditions for the payment of an annual cash bonus, including maximum bonus amounts and the maximum percentage of the annual fixed compensation such bonuses may include, on an annual, or multi annual, basis and threshold conditions for payment.

Eligibility for the annual cash bonus shall be based upon measurable criteria, which may include financial results (such as revenue, profit or fund raising targets) and milestones such as regulatory approvals, agreement executions (such as licenses or distribution or collaboration agreements), performance of medical procedures and other business millstones (such as number of procedures or MD training). Additionally, the Company may determine that, with respect to the chief executive officer (the “CEO”) or an officer who is a director, that a non-material portion of his or her annual cash bonus will be based on the evaluation of the board of directors in an amount that will not exceed, with respect to any calendar year, 25% of the annual fixed compensation, and, with respect to any officer subordinated to the CEO, which does not serve as a director, a portion or all of his or her annual cash bonus will be based on the evaluation of the CEO.

[1]	“Contract Employees” shall mean employees of a Manpower Contractor of whom the Company is, in practice, the employer, and employees of a Service Contractor who are hired by the Company for the provision of services; for this purpose, the meaning of “Manpower Contractor” and “Service Contractor” are as defined in the Engagement of Employees by Manpower Contractors Law, 5756-1996. For the purposes of this Section herein, “Salary Cost” shall mean any payment paid for employment including employer contributions, retirement payments, vehicle and related expenses, and any other benefit or payment.

In the event of a new hired Executive or of an Executive who’s engagement ends during the year, his entitlement to an annual cash bonus may be determined on a pro rata basis. The Company may also determine threshold conditions which, unless met, will not result in payment of any bonuses.

At the time of approval of the financial statements of each year, the Company shall evaluate the rate of objectives met during the preceding year and during the period until the approval date of the annual financial statements. In the event that an Executive met all of his pre-determined objectives, such Executive shall be entitled to receive 100% of his performance-related compensation component, and in the case of a partial achievement of such objectives, or of some of the objectives, the Company shall pay a proportional part of such maximum component, provided that the applicable threshold conditions for payment were also met.

In addition to the annual cash bonus specified above, the compensation committee and the board of directors may, from time to time and to the extent they deem it is required, approve payment of a signing bonus or a special bonus for an office holder either under special circumstances, for special contributions, achievements or assignments or in the event of a change in control of the Company. The Company considers payment of such signing and special bonuses as an important tool for providing incentives for its Executives, especially in light of the inability to foresee all the specific grounds for payment of bonuses pursuant to the principles set forth in this compensation policy herein.

The payment of variable compensation shall be subject to the provision of a written undertaking by the Executive receiving such variable compensation to repay any amount of such variable compensation paid to him based on data which has later been found to be incorrect, and which has been restated in the Company’s financial statements within a period of three years following the grant of such performance related compensation. The compensation committee and the board of directors shall be authorized not seek recovery to the extent that (i) to do so would be unreasonable or impracticable or (ii) there is low likelihood of success under governing law versus the cost and effort involved; the aforementioned undertaking shall be in accordance with any general claw-back policy as may be adopted by the Company.

Establishment of Equity-Based Compensation

Equity-based compensation is an effective tool, designated for the creation of incentives for Office Holders, which correspond with the long-term objectives of the Company and its shareholders. Stock options are currently appropriate key equity based compensation vehicle. In the future, the Company may offer various types of equity based compensation vehicles (e.g. restricted shares, restricted share units, phantom shares, performance shares, performance share units, etc.) as well as a mix between such vehicles. When determining the types of equity- based vehicles and the mix between them, if any, the Company will consider among other things, the types of equity awards then available to the Company and the balance between aligning officer’s and shareholder’s interests and the Company’s risk management policy at the time.

To the extent legally available and applicable, the Company will grant options to its Israeli residents Officer Holders in accordance with Section 102 of the Israeli Income Tax Ordinance [New Version], 5721-1961 and/or means of other equity-based compensation, which may promote the Company’s objectives, as determined by the board of directors. Office holder receiving such equity-based compensation shall bear any applicable tax. Reference to “options” in this compensation policy shall also include other means of equity-based compensation which may be provided in the future.

Grant of options shall be in accordance with and subject to the terms of the Company’s current or future applicable equity-based compensation plans, and when granting options to office holders, the Company shall set the following conditions:

(i) Maximum Grant Date Value of Options Granted to Each Office Holder – such value will be subject to the cap on equity grants, as further elaborated below.

(ii) Maximum Dilution Rate of the Company’s Share Capital – the maximum dilution rate may not exceed 10% of the Company’s share capital on a fully diluted basis.

(iii) Vesting / Minimum Holding Period – options granted will vest over periods ranging from once a month to once a year, and will become fully vested over several years (e.g., two (2) to four (4) years) but no less than two (2) years from the date of grant. The company may set accelerated vesting terms and conditional vesting terms for the options granted.

(iv) Conditional Vesting / Objective Dependent Exercise – the Company will consider adoption of conditional vesting and/or objective dependent exercise of options, in consideration of the Office Holder’s position. Notwithstanding the aforementioned, the Company is not obligated under this compensation policy to condition the grant or exercise of options granted upon the achievement of personal or Company objectives. Such objectives may be identical to, or different from, the objectives set by the Company for the payment of annual or special cash bonuses and may be adjusted, when applicable, following major acquisitions, divesture, organizational changes or material changes in the Company’s business environment. To the extent that options’ vesting is conditioned upon the achievement of objectives, the Company may determine that such options will become fully vested upon the achievement of the relevant objective, rather than by the lapse of vesting periods.

(v) Exercise Price for stock options – will be set as an incentive to maximize the Company’s value, and will be equal to, or higher than, the price per share in the stock exchange determined by the board of directors on the date of grant, or will be equal to the average price per share during a pre-determined period prior to the grant approval date as determined by the board of directors.

The board of directors shall have the discretion to reduce, cancel or suspend payment of any variable compensation components, in cases where such reduction, cancellation or suspension of payment is deemed necessary. In addition, the board of directors may set a maximal exercise value of variable components which are not exercised in cash.

Establishment of Relocation Compensation

Relocation compensation may be granted to an Executive under relocation circumstances. Such compensation may include reimbursement for out of pocket one time payments and other ongoing expenses, such as travel, housing allowance, car or transportation allowance, home leave visit, healthcare, participation in children tuition fees etc., all as reasonable and customary for the relocated country.

6.	Compensation Components Caps

General

The fixed and variable compensation components will be subject to the following:

(i) The fixed compensation maximum rates stated in this policy refer to provision of services on a 100% basis and consist of base salary and any benefits available under this compensation policy.

(ii) The annual bonus cap stated in this policy refers to the target annual bonus to be granted upon achievement of 100% of the objectives for payment of such annual bonus.

(iii) In the case of equity-based compensation, the cap stated in this policy refers to the value of the options granted (or of other means of such compensation) as of the date of grant based on acceptable valuation practices at the time of grant utilizing the straight line approach per year of vesting (taking into account the cost of previous vesting grant for that year).

Non-Executive Directors

The Company’s non-executive directors may be compensated by means of (i) an annual payment of up to NIS 111,345, and by means of payment for participation in board of directors (or committees) meetings up to an amount of NIS 4,285 per meeting, or (ii) an annual payment of up to NIS 175,620 (or an annual payment of up to NIS 300,000 in the case of the chairman of the board of directors), which will include payment for participation in board of directors (or committees) meetings. Such directors may also be entitled to receive equity-based compensation in accordance with any applicable law, but will not be entitled to receive performance-based compensation, such as bonuses. The Company may repay director’s expenses in accordance with any applicable law. The chairman of the board of directors may also be granted an annual bonus of up to NIS 200,000.

The caps on each of the non-executive directors’ compensation components per year are as follows:

Variable Equity-based Compensation	Annual Bonus	Signing and Special Bonus
up to 100% of the annual payment described in clause (ii) above	Not Applicable (other than in the case of the chairman of the board of directors as provided above)	Not Applicable

Chief Executive Officer

The CEO’s fixed compensation shall range between the following amounts: (i) a CEO whose position is primarily in Israel: up to NIS 170,000, per month, and (ii) a CEO whose position is primarily in the United States or Europe2: up to NIS 250,000, per month.

The caps on the CEO’s variable compensation components per year are as follows:

Variable Equity-based Compensation	Annual Bonus	Signing and Special Bonus
Up to 100% of the annual fixed compensation	Up to 50% of the annual fixed compensation	Up to 50% of the annual fixed compensation

Special and signing bonuses will not be included in the calculation of the maximum annual bonus.

[2]	For the purposes of this compensation policy herein, the NIS-USD and NIS-EUR exchange rates shall be as follows: USD 1 = NIS 3.7; EUR 1= NIS 4.2.

Other Executives

Other Executive’s fixed compensation shall range between the following amounts: (i) an Executive whose position is primarily in Israel: up to NIS 120,000, per month, and (ii) an Executive whose position is primarily in the United States or Europe: up to NIS 170,000, per month.

The caps on other Executive’s variable compensation components per year are as follows:

Variable Equity-based Compensation	Annual Bonus	Signing and Special Bonus
Up to 100% of the annual fixed compensation	Up to 50% of the annual fixed compensation	Up to 50% of the annual fixed compensation

Special and signing bonuses will not be included in the calculation of the maximum annual bonus.

Termination of Services

Executives shall be entitled to an advance notice period in accordance with existing agreements, and, in the absence of provisions in the agreements, as determined by the law. In any event, the advance notice period shall not exceed six (6) months. During said notice period, Executives will be required to continue to fulfill their duties, unless the Company decides to release them from this obligation.

In addition to any payments required under any applicable law upon termination of service, vesting of outstanding options and payment of an additional severance bonus may be included in office holder’s employment agreement, or may be paid upon Executive’s severance, subject to receipt of all required approvals. The Company will consider payment of a severance bonus in consideration of the objectives of this compensation policy herein, as well as: (i) the service period of the Executive in question; (ii) the Executive’s terms and conditions of service; (iii) the Company’s operations during Executive’s service; (iv) the Executive’s contribution to the achievement of the Company’s objectives and to its profitability; and (v) the circumstances of the severance.

The maximum severance bonus that may be paid by the Company is as follows: (i) non-executive directors will not be eligible for severance bonus, (ii) the CEO may be entitled to a severance bonus of up to 50% of the annual fixed compensation, and (iii) other Executives may be entitled to a severance bonus of up to 25% of the annual fixed compensation. An Executive’s severance bonus will be based on his last monthly salary as of the termination date of his service and his or her termination of service must not be in circumstances which, in the Company’s opinion, justify severance pay to be revoked.

7.	Directors’ and Officers’ Liability Insurance, Indemnification and Exemption

The Company may provide its directors and officers, including those serving in any of its subsidiaries from time or time, with a liability insurance policy (the “Insurance Policy”) provided that the engagement is in the ordinary course of business, in market terms and is not expected to materially influence the Company’s profits, properties and undertakings. The coverage limit of the Insurance Policy shall be of up to US$30 million per occurrence and for the insurance period (additional coverage for legal expenses not included), provided that the annual premium shall not exceed US$500,000 and that the deductible (except for extraordinary matters as prescribed in the Insurance Policy, such as lawsuits against the Company pursuant to securities laws and/or lawsuits to be filed in the US/Canada) shall not exceed US$1,000,000 per occurrence.

The Company may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities. The additional premium for such extension of liability coverage shall not exceed 400% of the last paid annual premium. The Insurance Policy, as well as the additional premium shall be approved by the compensation committee (and if required by law, by the board of directors) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

Upon circumstances to be approved by the compensation committee (and, if required by law, by the board of directors), the Company shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance (the “Run Off Coverage”). The limit of liability of the insurer shall not exceed US$30 million per claim and in the aggregate for the term of the policy, the premium for the insurance period shall not exceed 400% of the last paid annual premium and the deductible (except for extraordinary matters as prescribed in the Insurance Policy, such as lawsuits against the Company pursuant to securities laws and/or lawsuits to be filed in the US/Canada) shall not exceed US$1,000,000 per claim. The Run Off Coverage, as well as the limit of liability and the premium for each extension or renewal, shall be approved by the compensation committee which shall determine whether the sums are reasonable considering the Company’s exposures, the scope of coverage and market conditions and if the Run Off Coverage reflects then prevailing market conditions, and, provided, further, that the Run Off Coverage shall not materially affect the Company’s profitability, assets or liabilities.

In addition, the Company may exempt all directors and officers, as may be appointed from time to time in the future, from liability for a breach of their duty of care to the Company and provide them with indemnification to the fullest extent permitted by law and the Company’s articles of association.

8.	Miscellaneous

The Company’s compensation committee and board of directors shall be authorized to approve a deviation of up to 10% from any limits, caps or standards detailed in this policy, and such deviation shall be deemed to be in alignment with this policy.

An Immaterial Change in the Terms of Employment of an Executive, which is not a director or the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an officer with an annual total cost to the Company not exceeding an amount equal to 20% of the annual fixed compensation of such Executive.